Exhibit 99.2

BeiGene Presents Clinical Data from Two Phase 2 Trials of Pamiparib at the 2021 ASCO Annual Meeting

Pamiparib, a potent and selective PARP1 and PARP2 inhibitor, demonstrated meaningful and durable efficacy in patients with advanced HER2-negative breast cancer

Pamiparib showed numerically higher progression-free survival in patients with gastric cancer compared to placebo, although the results did not achieve statistical significance

Pamiparib was generally well-tolerated across both trials

Pamiparib was recently approved in China for the treatment of patients with previously treated advanced ovarian cancer

CAMBRIDGE, Mass. and BEIJING, China, June 4, 2021 -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a global biotechnology company focused on developing and commercializing innovative medicines worldwide, today announced that its PARP inhibitor pamiparib showed efficacy in patients with HER2-negative breast cancer and demonstrated numerically higher but not statistically significant progression-free survival in gastric cancer. The results in gastric cancer may have been influenced by the fact that the study did not meet the planned enrollment target. These data were presented in poster sessions at the 2021 American Society of Clinical Oncology Annual Meeting (ASCO 2021) taking place virtually on June 4-8, 2021, and included initial reporting from a Phase 2 trial evaluating pamiparib in locally advanced or metastatic HER2-negative (HER2[-]) breast cancer with germline BRCA1/2 mutation (gBRCA1/2m) and initial reporting of a randomized Phase 2 trial of pamiparib as maintenance therapy in patients with inoperable locally advanced or metastatic gastric cancer who responded to platinum-based first-line chemotherapy.

“We are pleased to share results from our pamiparib clinical development program, focused on diseases with high prevalence, as we work towards our mission of improving outcomes for patients in need,” commented Yong (Ben) Ben, M.D., Chief Medical Officer, Immuno-Oncology at BeiGene. “We are encouraged by the positive results for pamiparib in HER2-negative breast cancer, a devastating disease and leading cause of cancer death among women, and while it did not achieve statistical significance in gastric cancer, we hope these findings can improve understanding among the scientific community and reinforce the tolerability of pamiparib as we advance its global development.”

Results from Phase 2 Trial of Pamiparib in Locally Advanced or Metastatic HER2-Negative Breast Cancer with gBRCAm

Poster No. 1087

This single-arm, open label, multi-center Phase 2 trial (NCT03575065) was designed to evaluate the safety and efficacy of pamiparib in patients with locally advanced or metastatic HER2-negative breast cancer, with deleterious or suspected deleterious gBRCA1/2m, who received no more than two prior lines of chemotherapy. A total of 88 patients were enrolled, including 62 patients with triple-negative breast cancer (TNBC cohort) and 26 patients with hormone receptor-positive (HR[+]) and HER2(-) breast cancer (HR[+] cohort). Fifty-five patients in the TNBC cohort and 21 patients in the HR(+) cohort had measurable disease at baseline per independent review committee (IRC). The primary endpoint of the trial was objective response rate (ORR) as assessed by IRC per RECIST v1.1; secondary endpoints included investigator-assessed ORR, duration of response (DoR), best overall response (BOR), progression-free survival (PFS), clinical benefit rate (CBR), and disease control rate (DCR) as assessed by IRC and investigator, and overall survival (OS), as well as safety and tolerability.

“Studies have suggested that breast cancer with germline BRCA mutations may be susceptible to PARP inhibition. These Phase 2 results demonstrated pamiparib’s efficacy in patients with HR(+)/HER2(-) breast cancer, as well as in triple-negative breast cancer, one of the most aggressive forms of the disease with the poorest outcomes,” said Binghe Xu, M.D., Ph.D., Cancer Hospital Chinese Academy of Medical Sciences and a principal investigator of the trial. “In addition to demonstrating positive response rates, the trial suggested pamiparib may show promise in progression-free survival benefits and we look forward to further research of pamiparib in this patient population, who are in great need of additional treatment options.”

At the data cut-off on October 9, 2020, the median follow-up time was 13.8 months (TNBC cohort, 10.9 months; HR[+] cohort, 18.5 months).

Pamiparib demonstrated meaningful and durable clinical activity in patients across both cohorts. Efficacy results included:

•Confirmed ORR as assessed by IRC, the primary efficacy endpoint, was 61.9% (95% CI: 38.4, 81.9) in the HR(+) cohort and 38.2% (95% CI: 25.4, 52.3) in the TNBC cohort;

•Four patients achieved a complete response (CR), including three in the TNBC cohort and one patient in the HR(+) cohort;

•18 patients in the TNBC cohort and 12 patients in the HR(+) cohort demonstrated a partial response (PR);

•DCR as assessed by IRC was 90.5% (95% CI: 69.6, 98.8) in the HR(+) cohort and 72.7% (95% CI: 59.0, 83.9) in the TNBC cohort;

•Additionally, CBR as assessed by IRC was 71.4% (95% CI: 47.8, 88.7) in the HR(+) cohort and 43.6% (95% CI: 30.3, 57.7) in the TNBC cohort;

•Patients in the HR(+) cohort had a median DoR of 7.5 months (95% CI: 5.6, 14.8) and patients in the TNBC cohort had a median DoR of 7.0 months (95% CI: 3.9, not estimable [NE]);

•The median PFS was 9.2 months (95% CI: 7.4, 11.9) in the HR(+) cohort and 5.5 months (95% CI: 3.7, 7.3) in the TNBC cohort; and

•In the trial, the median OS in the TNBC cohort was 17.1 months (95% CI:13.7, NE) and was not reached in the HR(+) cohort (NE; 95% CI: 18.1, NE).

Pamiparib was generally well-tolerated, and results from the safety analysis for all 88 patients across both cohorts included:

•87 patients (98.9%) experienced at least one treatment-emergent adverse event (TEAE) of any grade and 54 patients (61.4%) experienced at least one Grade ≥3 TEAE;

•87 patients (98.9%) experienced at least one treatment-related TEAE of any grade, and 53 patients (60.2%) experienced at least one Grade ≥3 treatment-related TEAE, with the most common (≥5%) being anemia (39.8%), neutrophil count decrease (29.5%), white blood cell count decrease (21.6%), platelet count decrease (9.1%), leukopenia (5.7%), and neutropenia (5.7%);

•Serious TEAEs were reported in 19 patients (21.6%) and serious treatment-related TEAEs were reported in 15 patients (17.0%);

•Two patients experienced treatment discontinuation due to TEAEs, both considered treatment-related; and

•TEAEs leading to death occurred in one patient (1.1%) and no treatment-related TEAEs leading to death were reported.

Results from Phase 2 Trial of Pamiparib vs. Placebo in Locally Advanced or Metastatic Gastric Cancer

Poster No. 3109

PARALLEL 303 is a double-blind, randomized, multicenter Phase 2 trial (NCT03427814) comparing the safety and efficacy of pamiparib vs placebo as maintenance therapy in patients with inoperable locally advanced or metastatic gastric cancer that responded to platinum-based first-line chemotherapy. A total of 136 patients were enrolled and due to slow enrollment and a change in the standard of care for this patient population, the trial did not meet the planned target enrollment of approximately 540 patients. Patients were randomized 1:1 to receive pamiparib 60 mg orally twice daily (n = 71) or placebo (n = 65) in 28-day cycles. The primary endpoint was PFS as assessed by investigator per RECIST v1.1; secondary endpoints included time to subsequent treatment (TSST), ORR, DoR, and time to response (TTR) as assessed by investigator, OS, and safety. At the time of data analysis, OS data were immature.

“Many patients with gastric cancer become resistant to currently available therapies in later stages of disease, so continued research is crucial to find medicines that may improve outcomes and survival,” said Fortunato Ciardiello, M.D., Ph.D., Second University of Naples, Italy and a principal investigator of the trial. “Though the PARALLEL 303 study did not achieve statistical significance, these results help us advance understanding of the role that PARP inhibition has in metastatic gastric cancer and reinforces pamiparib’s safety profile and potential clinical benefit for appropriate patients.”

At the data cutoff on December 7, 2020, median follow-up time was 8.0 months (pamiparib arm, 7.9 months; placebo arm, 8.0 months).

Pamiparib demonstrated a numerically higher median PFS of 3.7 months (95% CI, 1.9, 5.3 months), compared to 2.1 months (95% CI, 1.9, 3.8 months) in the placebo arm, however the trial did not achieve statistical significance (p=0.1428; HR=0.799 [95% CI, 0.5, 1.2]). Additional efficacy results included:

•The median OS in the pamiparib arm was 10.2 months (95% CI: 8.7, 16.3), compared to 12.0 months in the placebo arm (95% CI: 8.2, not estimable [NE]);

•The ORR in the pamiparib arm was 7.7% (95% CI: 1.6, 20.9), compared to 6.3% (95% CI: 0.8, 20.8) in the placebo arm;

•The median DoR in the pamiparib arm was 3.6 months (95% CI: 3.5, NE), compared to NE (95% CI: 5.6, NE) in the placebo arm; and

•The median TTR in the pamiparib arm was 3.7 months (range: 1.8, 7.3), compared to 1.9 months (range: 1.9, 1.9) in the placebo arm.

In the trial, pamiparib was generally well-tolerated, with no new safety signals observed. Safety results included:

•65 patients (91.5%) experienced at least one TEAE of any grade in the pamiparib arm, compared to 61 patients (93.8%) in the placebo arm;

•Serious TEAEs and TEAEs of Grade ≥3 were reported in 14 patients (19.7%) and 29 patients (40.8%) respectively in the pamiparib arm, compared to 10 patients (15.4%) and 20 patients (30.8%) in the placebo arm;

•In the pamiparib arm, the most common (≥10%) TEAEs included anemia (36.6%), nausea (32.4%), decreased appetite (26.8%), vomiting (23.9%), asthenia (21.1%), diarrhea (18.3%), upper abdominal pain (16.9%), aspartate aminotransferase increased (AST; 12.7%), alanine aminotransferase increased (ALT; 11.3%), abdominal pain (11.3%), constipation (11.3%), and white blood cell count decreased (11.3%);

•In the placebo arm, the most common (≥10%) TEAEs included abdominal pain (18.5%), nausea (16.9%), peripheral sensory neuropathy (13.8%), asthenia (16.9%), anemia (12.3%), decreased appetite (12.3%), dysphagia (12.3%), upper abdominal pain (10.8%), constipation (10.8%), and diarrhea (10.8%);

•Treatment discontinuation due to TEAEs occurred in eight patients (11.3%) in the pamiparib arm, compared to two patients (3.1%) in the placebo arm; and

•Death due to TEAEs occurred in two patients (2.8%) in the pamiparib arm, none of which were deemed treatment-related, compared to two patients (3.1%) in the placebo arm, of which one (1.5%) was deemed treatment-related.

To learn more about BeiGene’s research and development and activities around ASCO, please visit https://beigenevirtualexperience.com/.

About Pamiparib

Pamiparib is an inhibitor of PARP1 and PARP2 which has demonstrated pharmacological properties such as brain penetration and PARP-DNA complex trapping in preclinical models. Discovered by BeiGene scientists, pamiparib is currently in global clinical development as a monotherapy or in combination with other agents for a variety of solid tumor malignancies. To date, more than 1,200 patients have been enrolled in clinical trials of pamiparib.

In China, pamiparib received conditional approval for the treatment of patients with germline BRCA (gBRCA) mutation-associated recurrent advanced ovarian, fallopian tube, or primary peritoneal cancer who have been treated with two or more lines of chemotherapy in May 2021. Full approval for this indication is contingent upon results from ongoing corroborative trials confirming the clinical benefit of pamiparib in this population.

About the Pamiparib Clinical Program

Clinical trials of pamiparib include:

•Phase 3 trial in China of pamiparib as maintenance versus placebo in patients with platinum-sensitive recurrent ovarian cancer (NCT03519230);

•Phase 2 trial of pamiparib in patients with metastatic castration-resistant prostate cancer with homologous recombination deficiency (NCT03712930);

•Phase 2 trial in China of pamiparib in patients with metastatic HER2-negative breast cancer with BRCA mutation (NCT03575065);

•Phase 2 trial of pamiparib in patients with advanced or inoperable gastric cancer (NCT03427814);

•Phase 1/2 trial in China of pamiparib in patients with advanced ovarian cancer, fallopian cancer, and primary peritoneal cancer or advanced triple negative breast cancer (NCT03333915);

•Phase 1b/2 trial of pamiparib in combination with radiation therapy and/or temozolomide in patients with first-line or recurrent/refractory glioblastoma (NCT03150862);

•Phase 1b trial of pamiparib in combination with temozolomide in patients with locally advanced or metastatic solid tumors (NCT03150810); and

•Phase 1b trial of pamiparib in combination with tislelizumab for a variety of solid tumor malignancies (NCT02660034).

BeiGene Oncology

BeiGene is committed to advancing best and first-in-class clinical candidates internally or with like-minded partners to develop impactful and affordable medicines for patients across the globe. We have a growing R&D team of approximately 2,300 colleagues dedicated to advancing more than 90 clinical trials involving more than 13,000 patients and healthy volunteers. Our expansive portfolio is directed by a predominantly internalized clinical development team supporting trials in more than 40 countries. Hematology-oncology and solid tumor targeted therapies and immuno-oncology are key focus areas for the Company, with both mono- and combination therapies prioritized in our research and development. The Company currently markets three medicines discovered and developed in our labs: BTK inhibitor BRUKINSA in the United States, China, Canada, and additional international markets; and non-FC-gamma receptor binding anti-PD-1 antibody tislelizumab and PARP inhibitor pamiparib in China.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen and Bristol Myers Squibb. We also plan to address greater areas of unmet need globally through our collaborations, including with Amgen, Bio-Thera, EUSA Pharma, Mirati Therapeutics, Seagen, and Zymeworks. BeiGene has also entered into a collaboration with Novartis Pharma AG granting Novartis rights to develop, manufacture, and commercialize tislelizumab in North America, Europe, and Japan.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are committed to expediting the development of our diverse pipeline of novel therapeutics through collaborations or our own internal capabilities, with the aspirational goal of radically improving access to medicines for two billion more people by 2030. BeiGene is a headquarter-less company by design, with a growing global team of approximately 6,000 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding data from the clinical trials of pamiparib presented in this press release, the potential for pamiparib to provide clinical benefit or advantages in safety and tolerability to patients, BeiGene's advancement, anticipated clinical development, regulatory milestones and commercialization of pamiparib, and BeiGene’s plans, commitments, aspirations and goals under the headings “BeiGene Oncology” and “About BeiGene”. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; the impact of the COVID-19 pandemic on BeiGene’s clinical development, regulatory, commercial, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

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